Exhibit (d)(12)
EXECUTION COPY
Form of RSU Agreement for Non-Employee Directors
     RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of [insert date] (the “Grant Date”), between Kerzner International Limited, a Bahamian corporation (the “Company”), and [insert Grantee’s name] (the “Grantee”).
          WHEREAS the Grantee has been granted, effective as of the date of this Agreement, an award of [insert number of RSUs] restricted stock units of the Company (the “RSUs”) pursuant to the Company’s 2005 Stock Incentive Plan (the “Plan”) on the terms and subject to the conditions set forth in this Agreement, and the RSUs are Other Stock-Based Awards under the Plan.
          NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:
          SECTION 1. Definitions. Capitalized terms used but not defined in this Agreement have the meanings given such terms in the Plan. As used in this Agreement, the following term shall have the meaning set forth below:
          “Cause” means:
     (a) the Grantee’s willful and continued failure, following notice from the Company, substantially to perform the Grantee’s duties as a director of the Company or its Subsidiaries (other than as a result of incapacity due to physical or mental illness);
     (b) the Grantee’s negligence or misconduct (including making a negative statement, written or oral, regarding the Company or its business) in the course of the Grantee’s service as a director of the Company or its Subsidiaries that the Board in its sole discretion determines is detrimental to the best interests of the Company;
     (c) the Grantee’s indictment of, conviction of, or plea of guilty or nolo contendere to (i) a misdemeanor involving moral turpitude or (ii) a felony (or the equivalent of such a misdemeanor or felony in a jurisdiction other than the United States);
     (d) the Grantee’s material breach of this Agreement, including without limitation the provisions of Section 7;
     (e) the Grantee’s violation of Company policies that the Board in its sole discretion determines is detrimental to the best interests of the Company;
     (f) the Grantee’s misappropriation, embezzlement or material misuse of funds or property belonging to the Company; or
     (g) the Grantee’s use of alcohol or drugs that either interferes with the performance of the Grantee’s duties to the Company or adversely affects the integrity or reputation of the Company, its Subsidiaries or Affiliates, their employees or their products, as determined by the Board in its sole discretion.
Any voluntary termination of service as a director of the Company or its Subsidiaries the Grantee in anticipation of an involuntary termination of the Grantee’s service for Cause shall be deemed to be a termination for Cause.
          SECTION 2. Grant. In consideration of the Grantee’s services to Company, on the terms and subject to the conditions of this Agreement, the Grantee is hereby awarded (the “Award”) [insert number of RSUs] RSUs; provided, however, that the Award shall expire if this Agreement is not signed by the Grantee and returned to the Company within 60 days from the date of receipt by the Grantee of this Agreement. An RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee, subject to the terms of this Agreement, an amount in cash that is equal to the Fair Market Value of an Ordinary Share not later than ten business days following the date that the Grantee’s rights with respect to the RSU become vested (such date, the “Vesting Date”). Until such delivery, the Grantee has only the rights of a general unsecured creditor of the Company and no rights as a holder of Ordinary Shares.
          SECTION 3. Vesting; Lapse of Restrictions. (a) Unless accelerated as otherwise provided in Section 3(b) of this Agreement or Section 11(k) of the Plan, the Grantee’s rights with respect to the RSUs shall vest in accordance with the following schedule, provided that you must be a director of the Company or its Subsidiaries on the relevant Vesting Date, except as provided in Section 3(b) of this Agreement or Section 11(k) of the Plan:

Vesting Dates	Aggregate Percentage of
(Anniversaries of Grant Date)	RSUs Vested
Second	33%
Third	66%
Fourth	100%
          (b) If the Grantee is a director of the Company or its Subsidiaries immediately prior to a Change of Control, then the Grantee’s rights with respect to the RSUs shall immediately vest in full and become free of all restrictions upon the consummation of such Change of Control.
          SECTION 4. Restriction on Transfer. Neither the RSUs nor any of the Grantee’s rights with respect thereto, may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Grantee. The RSUs shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect.
          SECTION 5. Withholding Taxes. The Company and each of its Subsidiaries shall have the right and are hereby authorized to withhold from delivery of cash in settlement of the RSUs an amount in cash equal to any applicable withholding taxes in respect of the vesting of the Grantee’s rights with respect to the RSUs and to take such other action as may be necessary in the discretion of the Committee to satisfy all obligations for the payment of such taxes.
          SECTION 6. Termination of Service as a Director of the Company or its Subsidiaries. The provisions of Section 11 of the Plan shall apply in the event of the Grantee’s termination of service as a director of the Company or its Subsidiaries.
          SECTION 7. Confidential Information. (a) The Grantee agrees that all Confidential Information is a valuable, special and unique asset of the Company and the Grantee agrees that he will not, directly or indirectly, except with the prior written consent of the Company, divulge or disclose or communicate, or cause any other person or entity to divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, any Confidential Information. The foregoing covenants shall apply to each bit of information for so long as it remains Confidential Information. For purposes of this Agreement, “Confidential Information” means all trade secrets, proprietary information and other confidential information of the Company, including, without limitation, its methods, techniques, and processes, its development, costs and pricing of its products and services, its business and marketing strategies and plans, the identity and needs of its clients and potential clients, its survey analyses and reports prepared for its clients, and any and all non-public information furnished to the Company pursuant to its contracts with clients, financial data, personnel data, and all the other know-how, materials and things pertaining in any respect to the Company or its clients and deemed to be a “trade secret” pursuant to applicable law.
          (b) The Grantee acknowledges and agrees that any violation of the provisions of Section 7(a) would cause the Company irreparable damage and that if the Grantee breaches or threatens to breach such provisions, (i) as of such time the Award shall terminate, and (ii) the Company shall be entitled, in addition to any other rights and remedies the Company and its Subsidiaries may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.
          SECTION 8. Rights as a Shareholder. The Grantee shall have no rights or privileges of a shareholder with respect to the RSUs; provided, however, that when the Grantee’s rights with respect to an RSU become vested and the Company or any of its Subsidiaries delivers to the Grantee an amount in cash in settlement of the Company’s obligations with respect to such RSU, as described in Section 2 of this Agreement, the Company or any of its Subsidiaries shall also deliver to the Grantee an amount in cash equal to the value of all distributions, including regular cash dividends (“Retained RSU

Distributions”), made or declared with respect to a share of Common Stock that have a record date on or after the Grant Date and prior to the Vesting Date. Such Retained RSU Distributions shall not bear interest or be segregated in a separate account.
          SECTION 9. Compliance with Law. Notwithstanding anything to the contrary in this Agreement, the Board may revoke this Agreement if it is contrary to law or modify this Agreement to bring it into compliance with any applicable laws or regulations.
          SECTION 10. No Right to Serve as a Director. Nothing in the Award shall confer upon the Grantee any right to continue as a director of the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or shareholders, as the case may be, to terminate the Grantee’s service as a director or to increase or decrease the Grantee’s compensation at any time. The Award shall not be treated as compensation for purposes of calculating the Grantee’s rights under any employee benefit plan, except to the extent expressly provided in any such plan.
          SECTION 11. Plan Controls. The Award hereby granted is subject to, and the Company and the Grantee agree to be bound by, all of the terms and conditions of the Plan, as the same may be amended from time to time in accordance with the terms thereof, but no such amendment shall be effective as to the Award without the Grantee’s consent insofar as it may adversely affect the Grantee’s rights under this Agreement. The Board shall have sole discretion to determine whether the events or conditions described in this Agreement have been satisfied and to make all other interpretations, constructions and determinations required under this Agreement and all such determinations by the Board shall be final, binding and conclusive. In the event of any conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.
          SECTION 12. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by telecopy or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:
          (a) if to the Company:
Kerzner International Limited
Stock Award Administration
1000 South Pine Island Road
Plantation, FL 33024
Telecopy: (954) 809-2310
Attention: Human Resources
          (b) if to the Grantee, to such Grantee’s address as most recently supplied to the Company and set forth in the Company’s records;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date sent), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent) and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.
          SECTION 13. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.
          SECTION 14. Grantee’s Undertaking. The Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the provisions of this Agreement.
          SECTION 15. Amendment. This Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument, duly executed by both parties.
          SECTION 16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of the Bahamas (without giving effect to principles of conflicts of laws).
          SECTION 17. Exclusive Jurisdiction; Waiver of Jury Trial. (a) Except as otherwise specifically provided herein, the Grantee and the Company each hereby irrevocably submit to the exclusive jurisdiction of the Supreme Court of the Bahamas with respect to any disputes or controversies arising out of or relating to this Agreement. The parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 17(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing any judgment obtained by the Company and, in such event, the Grantee hereby irrevocably submits to the jurisdiction of such other court.
          (b) The agreement of the parties to the forum described in Section 17(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 17(a), and each party agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 17(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.
          (c) Each party hereto irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 12.
          (d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 17(d).
          SECTION 18. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.
          SECTION 19. Entire Agreement. This Agreement (and the other writings incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.
          SECTION 20. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law. The Grantee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against the Grantee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.
          SECTION 21. Non-Uniformity of Treatment. There is no obligation for uniformity of treatment of the Grantee and any other holders or beneficiaries of RSUs, and the terms and conditions of this Agreement and such other awards of RSUs, and the Board determinations and interpretations with respect to this Agreement and such other awards of RSUs need not be the same with respect to the Grantee and such other grantees (whether or not they are similarly situated) or with respect to each award held by the Grantee and any such other grantees.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KERZNER INTERNATIONAL LIMITED,

by

Name:
Title:

GRANTEE,

by

[insert Grantee’s name]